Exhibit 10.5

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of June 1, 2012, (the “Effective Date”) by and between HALCÓN RESOURCES CORPORATION, a Delaware corporation (the “Company”) and Joseph S. Rinando, III (the “Executive”).

WITNESSETH:

WHEREAS, the parties desire to enter into this Agreement pertaining to the employment of the Executive by the Company.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1. Term of Employment. Unless earlier terminated as provided in paragraph 10, the Company shall employ the Executive in the capacity set forth herein, commencing on the Effective Date and ending on December 31, 2013 (the “Initial Term”), provided, however, that the term shall be automatically extended for successive one-year periods (each such period an “Extension Term” and, collectively with the Initial Term, the “Term”) unless either party provides written notice to the other party of non-extension of the Term not less than 30 calendar days before the end of the Initial Term or, as applicable, the then-current Extension Term. A timely notice of non-extension of the Term by the Company shall be considered a termination by the Company without Cause for purposes of paragraph 10. A timely notice of non-extension of the Term by the Executive shall be considered a termination by the Executive without Good Reason for purposes of paragraph 10.

2. Duties of the Executive. During the Term, the Executive shall serve as Vice President—Chief Accounting Officer of the Company and shall devote his full time, attention, and effort to performing the customary duties and responsibilities of such office, including those duties and responsibilities assigned to him by the Chief Financial Officer of the Company from time to time. The Executive agrees to use his best efforts to perform all duties and responsibilities that are required to fully and faithfully execute the offices and positions held by him. The Executive shall be entitled to devote a reasonable amount of time to civic and community affairs and the management of his personal investments so long as these other activities do not, in the judgment of the Board of Directors of the Company (the “Board”) or the Chief Executive Officer of the Company, inhibit or prohibit the performance of the Executive’s duties hereunder or violate any provisions of this Agreement or policies of the Company, including, but not limited to those provisions relating to non-competition and non-disclosure. Unless otherwise agreed to by the Company and the Executive, the Executive shall be based at the Company’s principal executive offices located in the metropolitan area of Houston, Texas.

3. Compensation. As compensation for the services to be rendered by the Executive for and on behalf of the Company hereunder, the Executive shall be entitled to the following (collectively referred to hereinafter as the “Total Compensation”):

(a)	Base Salary. A base salary at an annual rate of two hundred sixty thousand dollars ($260,000) (as adjusted in accordance with the provisions of this Agreement, the “Base Salary”) will be paid to the Executive at such intervals as may be established by the Company for payment of its employees under its normal payroll practices. Base Salary payments shall be subject to all applicable federal and state withholding, payroll and other taxes, and all applicable deductions for benefits as may be required by law or Executive’s authorization. The Base Salary shall be reviewed periodically by the Compensation Committee of the Board (the “Compensation Committee”) and may be increased from time to time as the Compensation Committee may deem appropriate.

(b)	Bonus. In addition to the Base Salary, the Executive shall be eligible to receive one or more cash bonuses to be determined by the Compensation Committee in its sole discretion based on performance criteria to be adopted by the Compensation Committee. Any such bonus shall be paid to the Executive no later than the 15th day of the third calendar month following the fiscal year (or other performance period) with respect to which the bonus relates.

4. Other Benefits. In addition to the Total Compensation to be paid to the Executive as provided for herein, the Executive shall also be entitled to the following benefits:

(a)	Equity Compensation. The Executive may, as determined by the Compensation Committee in its discretion, periodically receive grants of stock options, restricted stock or other equity-related awards from the Company’s various equity compensation plans, subject to the terms and conditions thereof.

(b)	Business Expenses. The Company shall reimburse the Executive for all reasonable business expenses incurred by the Executive in the performance of his duties, provided that the Executive provides adequate documentation required by law and by the policies and procedures of the Company, as adopted and amended from time to time, provided that in no event shall the Executive submit any required documentation later than 60 days after the end of the calendar year in which such expense was incurred. Any such reimbursement shall be made as soon as reasonably practicable but in no event later than the 15th day of the third month following the calendar year in which the applicable expense was incurred. The Executive acknowledges and agrees that all such expenses will be subject to the oversight of the Audit Committee of the Board.

(c)	Other Benefits. Except as otherwise specifically provided to the contrary in this Agreement, the Executive shall be provided with retirement, welfare and other benefits to the same extent and on the same terms as those benefits are provided by the Company from time to time to the Company’s other senior executive officers, including, but not limited to, vacation, participation in various health, retirement, life insurance, disability insurance or other employee benefit plans or programs, subject to regular eligibility requirements with respect to each such benefit plans or programs, as well as other benefits or perquisites as may be approved by the Board; provided, however, that the Company shall not be required to provide a benefit under this subparagraph (c) if such benefit would duplicate (or otherwise be of the same type as) a benefit specifically required to be provided under another provision of this Agreement. In addition, the Executive shall be provided with the benefits set forth on Exhibit A, if any.

5. Confidential Information. The Executive acknowledges that, during the course of his employment, he will have access to and will receive information which constitutes trade secrets, is of a confidential nature, is of great value to the Company and/or is a foundation on which the business of the Company is predicated. With respect to all such Confidential Information (as defined hereafter), the Executive agrees, during the Term and thereafter, not to disclose such Confidential Information to any person other than an employee, counsel or advisor of the Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of his duties hereunder nor to use such Confidential Information for any purpose other than the performance of his duties hereunder. For purposes of this Agreement, “Confidential Information” shall include all data or material (regardless of form) with respect to the Company or any of its assets, prospects, business activities, officers, directors, employees, borrowers, or clients which is: (a) a trade secret, as defined by the Uniform Trade Secrets Act; (b) provided, disclosed, or delivered to the Executive by the Company, any officer, director, employee, agent, attorney, accountant, consultant, or other person or entity employed by the Company in any capacity, any client, borrower, advisor, or business associate of the Company, or any public authority having jurisdiction over the Company or any business activity conducted by the Company; or (c) produced, developed, obtained or prepared by or on behalf of the Executive or the Company (whether or not such information was developed in the performance of this Agreement). Notwithstanding the foregoing, the term “Confidential Information” shall not include any information, data or material which, at the time of disclosure or use, was generally available to the public other than by a breach of this Agreement, was available to the party to whom disclosed on a non-confidential basis by disclosure or access provided by the Company or a third party without breaching any obligations of the Company or such third party, or was otherwise developed or obtained legally and independently by the person to whom disclosed without a breach of this Agreement. This paragraph shall not preclude the Executive from disclosing Confidential Information if compelled to do so by law or valid legal process, provided that if the Executive believes the Executive is so compelled by law or valid legal process, the Executive will notify the Company in writing sufficiently in advance of any such disclosure to allow the Company the opportunity to defend, limit, or otherwise protect its interests against such disclosure unless such notice is prohibited by law. The rights and obligations of the parties under this paragraph shall survive the expiration or termination of this Agreement for any reason.

6. Proprietary Matters. The Executive expressly agrees that any and all improvements, inventions, discoveries, processes, or know-how that are generated or conceived by the Executive during the Term, whether conceived during the Executive’s regular working hours or otherwise, will be the sole and exclusive property of the Company. Whenever requested by the Company (either during the Term or thereafter), the Executive will assign or execute any and all applications, assignments and/or other documents, and do all things which the Company reasonably deems necessary or appropriate, in order to permit the Company to: (a) assign and convey, or otherwise make available to the Company, the sole and exclusive right, title, and interest in and to said improvements, inventions, discoveries, processes or know-how; or (b) apply for, obtain, maintain, enforce and defend patents, copyrights, trade names, or trademarks of the United States or of foreign countries for said improvements, inventions, discoveries, processes, or know-how. However, the improvements, inventions, discoveries, processes, or know-how generated or conceived by the Executive and referred to in this paragraph (except those which may be included in the patents, copyrights, or registered trade names or trademarks of the Company) will not be exclusive property of the Company at any time after having been disclosed or revealed or have otherwise become available to the public or to a third party on a non-confidential basis other than by a breach of this Agreement, or after they have been independently developed or discussed without a breach of this Agreement by a third party who has no obligation to the Company. The rights and obligations of the parties under this paragraph shall survive the expiration or termination of this Agreement for any reason.

7. Non-Competition. As part of the consideration for the compensation and benefits to be paid to the Executive hereunder, and in order to protect the Confidential Information, business goodwill and business opportunities of the Company, the Executive agrees that, during the Term, he will not, directly or indirectly, engage in or become interested financially in, as a principal, employee, partner, contractor, shareholder, agent, manager, owner, advisor, lender, guarantor, officer, or director, any business (other than the Company) that is engaged in leasing, acquiring, exploring, producing, gathering, or marketing hydrocarbons and/or related products; provided, however, that the Executive shall be entitled to continue to invest in those entities as set forth on Exhibit B, if any, and to invest in stocks, bonds, or other securities in any such business (without participating in such business) if: (a) such stocks, bonds, or other securities are listed on any United States securities exchange or are publicly traded in an over the counter market; and such investment does not exceed, in the case of any capital stock of any one issuer, five percent of the issued and outstanding capital stock, or in the case of bonds or other securities, five percent of the aggregate principal amount thereof issued and outstanding; or (b) such investment is completely passive and no control or influence over the management or policies of such business is exercised.

8. Non-Solicitation. Executive agrees that he will not, at any time during the Term, or at any time within six months after the termination of his employment, for his own account or benefit or for the account or benefit of any other person, firm or entity, directly or indirectly, solicit for employment any employee of the Company (or any person who was an employee of the Company in the 90-day period before such solicitation) or induce any employee of the Company (or any person who was an employee of the Company in the 90-day period before such inducement) to terminate his employment with the Company. Notwithstanding the above, the restrictions relating to persons employed in the 90-day period referenced in the parentheticals in the immediately preceding sentence shall not apply to a person who was a party to an employment agreement with the Company and who terminates his employment for Good Reason or is terminated by the Company without Cause. The rights and obligations of the parties under this paragraph shall survive the expiration or termination of this Agreement for any reason.

9. Injunctive Relief. The Executive acknowledges and agrees that any violation of paragraphs 5-8 of this Agreement would result in irreparable harm to the Company and, therefore, agrees that, in the event of an actual, suspected, or threatened breach of paragraphs 5-8 of this Agreement, the Company shall be entitled to an injunction restraining the Executive from committing or continuing such actual, suspected or threatened breach. The parties acknowledge and agree that the right to such injunctive relief shall be cumulative and shall not be in lieu of, or be construed of a waiver of the Company’s right to pursue, any other remedies to which it may be entitled in law or in equity. The parties agree that for purposes of paragraph 5-8 of this Agreement, the term “Company” shall include the Company and its Affiliates.

10. Termination of Employment. The Executive’s employment by the Company and this Agreement may be terminated before the expiration of the Term, without breach of this Agreement, in accordance with the provisions set forth below:

(a)	Death. If the Executive dies during the Term and while in the employ of the Company, his employment and this Agreement shall automatically terminate and the Company shall be relieved of all of its obligations to the Executive or his estate under this Agreement, except that the Company shall pay to the Executive’s estate any unpaid portion of the Executive’s Base Salary and benefits accrued through the date of death, and at the discretion of the Compensation Committee, a bonus, if any. These amounts, if any, shall be paid at the time and in the manner required by applicable law but in no event later than 30 days after the date of the Executive’s death or, with respect to benefits accrued, the date provided for under the terms of the employee benefit plan under which such benefits were accrued. In addition, all stock options and other incentive awards held by the Executive will become fully vested and immediately exercisable and all restrictions on any restricted stock held by the Executive will be removed.

(b)	Inability to Perform. The Company may terminate the Executive’s employment and this Agreement in the event of the Executive’s Inability to Perform. For this purpose, “Inability to Perform” means and shall be deemed to have occurred if the Executive has been determined under the Company’s or an Affiliates’ long-term disability plan to be eligible for long-term disability benefits or, in the event the Company or an Affiliate does not maintain such a plan or in the absence of Executive’s participation in or application for benefits under such a plan, such term shall mean the inability of the Executive, despite any reasonable accommodation required by law, due to bodily injury or disease or any other physical or mental incapacity, to perform the services required hereunder for a period of 120 consecutive days. In the event of a termination pursuant to this paragraph 10(b), the Company shall be relieved of all of its obligations under this Agreement, except that the Company shall pay to the Executive, or his estate in the event of his subsequent death, any unpaid portion of the Executive’s Base Salary and benefits accrued through the date of such termination and, at the discretion of the Compensation Committee, a bonus, if any. These amounts, if any, shall be paid at the time and in the manner required by applicable law but in no event later than 30 days after the date of termination or, with respect to benefits accrued, the date provided for under the terms of the employee benefit plan under which such benefits were accrued. In addition, upon any such termination, all stock options and other incentive awards held by the Executive will become fully vested and immediately exercisable and all restrictions on any restricted stock held by the Executive will be removed.

(c)	Termination by the Company for Cause. The Company may terminate the Executive’s employment and this Agreement for Cause (defined hereafter), but only after: (i) giving the Executive written notice of the failure or conduct which the Company believes to constitute Cause; and (ii) with respect to elements (1) through (5) below, providing the Executive a reasonable opportunity, and in no event more than 30 days, to cure such failure or conduct, unless the Board determines in its good faith judgment that such failure or conduct is not reasonably capable of being cured. In the event the Executive does not cure the alleged failure or conduct within the time frame provided for such cure by the Company, the Company shall send him written notice specifying the effective date of termination. The failure by the Company to set forth in the notice referenced in this paragraph 10(c) any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Company to assert, or preclude the Company from asserting, such fact or circumstance in enforcing its rights hereunder. For purposes of this Agreement, “Cause” shall mean:

(1)	The willful failure by the Executive to perform his duties in any material respect as required hereunder (other than any such failure resulting from Executive’s incapacity due to physical or mental illness or disability) or the commission by Executive of an act of willful misconduct in any material respect with respect to the Company; or

(2)	The engaging by Executive in conduct which is demonstrably and materially injurious to the Company and/or its Affiliates; or

(3)	The willful engaging, or failure to engage, by the Executive in conduct which is in material violation of any term of this Agreement or the terms of any of the Company’s written policies and procedures; or

(4)	the Executive’ breach of duty (other than inadvertent acts or omissions) involving fraud, dishonesty, disloyalty, or a conflict of interest; or

(5)	The Executive’s failure to cooperate with any investigation or inquiry authorized by the Company or an Affiliate or conducted by a governmental authority related to the Company’s or an Affiliate’s business or the Executive’s conduct; or

(6)	The Executive’s conviction of, or entry of a plea agreement or consent decree or similar arrangement with respect to, any felony, any crime involving deceit, fraud, perjury or embezzlement, or any violation of federal or state securities laws.

For purposes of this paragraph 10(c), no act, or failure to act, shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Company.

In the event of a termination pursuant to this paragraph 10(c), the Executive shall be entitled to no severance or other termination benefits and the Company shall be relieved of all of its obligations under this Agreement, except that the Company shall pay to the Executive any unpaid portion of the Executive’s Base Salary and benefits accrued through the date of such termination. These amounts, if any, shall be paid at the time and in the manner required by applicable law but in no event later than 30 days after the date of termination or, with respect to benefits accrued, the date provided for under the terms of the employee benefit plan under which such benefits were accrued.

The Company may suspend Executive with pay pending an investigation authorized by the Company or an Affiliate or a governmental authority or a determination whether the Executive has engaged in acts or omissions constituting Cause, and such paid suspension shall not constitute Good Reason or a termination of the Executive’s employment.

(d)	Termination by the Company Without Cause. The Company may also terminate the Executive’s employment and this Agreement without Cause by providing at least 30 days’ written notice of such termination to the Executive. A termination of the Executive’s employment and this Agreement by the Company without Cause shall entitle the Executive to payments and other benefits as specified in paragraph 10(g) or 10(h), as applicable.

(e)	Termination by the Executive for Good Reason. The Executive shall be entitled to terminate his employment and this Agreement at any time for “Good Reason” (defined hereafter). A termination of employment and this Agreement by the Executive for Good Reason shall entitle the Executive to payments and other benefits as specified in paragraph 10(g) or 10(h), as applicable. For purposes of this Agreement, “Good Reason” shall mean, subject to the notice and cure provisions below, any of the following actions if taken without the Executive’s prior consent: (i) a material reduction in the Executive’s Base Salary; (ii) a material reduction in the Executive’s authority, responsibilities or duties; (iii) a material reduction in the authority, responsibilities or duties of the supervisor to whom the Executive is required to report; (iv) a material reduction in the budget over which the Executive retains authority; (v) a permanent relocation of the Executive’s principal place of employment to any location outside of a fifty mile radius of the location from which the Executive served the Company immediately prior to the relocation, provided such relocation is a material change in the geographic location at which the Executive must provide services for purposes of Code Section 409A and the regulations thereunder; or (vi) any other action or inaction that constitutes a material breach by the Company of this Agreement provided, however that during the Change in Control period, “Good Reason” shall include, in addition, Executive no longer being the sole and highest ranking Chief Accounting Officer of the Company and its Affiliates, excluding such office or position that may exist at an Affiliate which office or position reports to or is subordinate to Executive. To exercise the option to terminate employment for Good Reason, the Executive must provide written notice to the Company of the Executive’s belief that Good Reason exists within 60 days of the initial existence of the Good Reason condition, and that notice shall describe in reasonable detail the condition(s) believed to constitute Good Reason. The Company then shall have 30 days to remedy the Good Reason condition(s). If not remedied within that 30-day period or if the Company notifies the Executive that it does not intend to cure such condition(s) before the end of that 30-day period, the Executive may submit a notice of termination to the Company; provided, however, that the notice of termination invoking the Executive’s option to terminate employment for Good Reason must be given no later than 100 days after the date the Good Reason condition first arose; otherwise, the Executive is deemed to have accepted the condition(s), or the Company’s correction of such condition(s), that may have given rise to the existence of Good Reason.

(f)	Termination by the Executive Without Good Reason. The Executive may also terminate his employment and this Agreement without Good Reason by providing at least 30 days’ written notice of such termination to the Company. In the event of a termination pursuant to this paragraph 10(f), the Executive shall be entitled to no severance or other termination benefits and the Company shall be relieved of all of its obligations under this Agreement, except that the Company shall pay to the Executive any unpaid portion of the Executive’s Base Salary and benefits accrued through the date of such termination. These amounts, if any, shall be paid at the time and in the manner required by applicable law but in no event later than 30 days after the date of termination or, with respect to benefits accrued, the date provided for under the terms of the employee benefit plan under which such benefits were accrued. At the Company’s option, the Company may accelerate the date of the Executive’s termination of employment by paying to the Executive the Base Salary and value of the benefits that the Executive would have received during the period by which the date of termination is so accelerated and such acceleration shall not change the characterization of the termination from one by Executive without Good Reason.

(g)	Termination by the Executive for Good Reason or by the Company without Cause During Change in Control Period. In the event that (i) the Executive terminates his employment and this Agreement for Good Reason during a “Change in Control Period,” which is defined as the period beginning on the date of the occurrence of a Change in Control and ending on the second anniversary of such date or (ii) the Company terminates the Executive’s employment and this Agreement without Cause during a Change in Control Period, then, subject to paragraph 22, the following shall occur:

(1)	The Company shall pay the Executive any unpaid portion of the Executive’s Base Salary and benefits accrued through the date of termination. These amounts, if any, shall be paid at the time and in the manner required by applicable law but in no event later than 30 days after the date of termination or, with respect to benefits accrued, the date provided for under the terms of the employee benefit plan under which such benefits were accrued.

(2)	The Company shall pay the Executive an amount equal to the greater of (i) a pro rata amount of the Executive’s target bonus for the year in which the date of termination occurs or (ii) a bonus for such year as may be determined by the Compensation Committee in its sole discretion. This amount shall be paid in the form of a lump sum as soon as practicable after the date of termination, but no later than March 15 of the year immediately following the year in which the date of termination occurs.

(3)	The Company shall pay the Executive a lump sum severance payment equal to the sum of the following: (i) an amount equal to 2 multiplied by the greater of (A) the Executive’s Base Salary in effect as of the date of termination (or, if greater, before any reduction during the Change in Control Period) or (B) the Executive’s Base Salary in effect immediately before the Change in Control, plus (ii) an amount equal to 2 multiplied by the greater of (A) the bonus payable to the Executive for the year in which the date of termination occurs (provided that if the Executive’s bonus for such year has not been determined as of the date of termination, then the amount of the bonus shall be determined as if the Executive earned 100% of the target bonus for such year, to the extent a target bonus exists), (B) the bonus paid to the Executive for the year immediately preceding the year in which the date of termination occurs, or (C) the bonus paid to the Executive for the year immediately preceding the year in which the Change in Control occurs. This amount shall be paid within five business days after the Release (defined in paragraph 22) becomes effective and enforceable but in no event later than 60 days after the date of termination.

(4)	Should the Executive timely elect to continue coverage under a group health insurance plan sponsored by the Company or one of its Affiliates and timely make the premium payments, reimburse Executive on a monthly basis for the cost of continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 or other applicable law (“COBRA”) for Executive and any eligible dependents until the earlier of (A) the date Executive is no longer entitled to continuation coverage under COBRA or (B) for 18 months after the date of termination. The first reimbursement shall not be paid before five business days after the Release (defined in paragraph 22) becomes effective and enforceable.

(5)	All stock options and other incentive awards held by the Executive will become fully vested and immediately exercisable and all restrictions on any restricted stock held by the Executive will be removed.

In addition to the items referenced in clauses (1)-(5) above, if a bonus for the Executive for the year immediately preceding the year in which the date of termination occurs has been determined but not paid as of the date of termination, then the Executive shall be paid the bonus for such year in the amount so determined. This amount shall be paid in the form of a lump sum as soon as practicable after the date of termination, but no later than March 15 of the year immediately following the year in which the date of termination occurs. If a bonus for the Executive for the year immediately preceding the year in which the date of termination occurs has not been determined as of the date of termination, then the Executive shall be paid a bonus for such year in an amount equal to the greater of (i) 100% of the Executive’s target bonus for such year, (ii) 100% of the Executive’s target bonus for the year in which the date of termination occurs, (iii) the bonus paid to Executive for the year in which the Change in Control occurs, or (iv) the bonus paid to Executive for the year immediately preceding the year in which the Change in Control occurs. This amount shall be paid in the form of a lump sum as soon as practicable after the date of termination, but no later than March 15 of the year immediately following the year in which the date of termination occurs.

(h)	Termination by the Executive for Good Reason or by the Company without Cause Outside a Change in Control Period. In the event that (i) the Executive terminates his employment and this Agreement for Good Reason or (ii) the Company terminates the Executive’s employment and this Agreement without Cause, and in either instance, such termination does not occur during a Change in Control Period, then, subject to paragraph 22, the following shall occur:

(1)	The Company shall pay the Executive any unpaid portion of the Executive’s Base Salary and benefits accrued through the date of termination, and at the discretion of the Compensation Committee, a bonus, if any. These amounts, if any, shall be paid at the time and in the manner required by applicable law but in no event later than 30 days after the date of termination or, with respect to benefits accrued, the date provided for under the terms of the employee benefit plan under which such benefits were accrued.

(2)	The Company shall pay the Executive an amount equal to the greater of (i) a pro rata amount of the Executive’s target bonus for the year in which the date of termination occurs or (ii) such bonus for such year as may be determined by the Compensation Committee in its sole discretion. This amount shall be paid in the form of a lump sum as soon as practicable after the date of termination, but no later than March 15 of the year immediately following the year in which the date of termination occurs.

(3)

The Company shall pay the Executive a lump sum severance payment equal to the sum of the following: (i) an amount equal to the Executive’s Base Salary in effect as of the date of termination (or, if greater, before any reduction in the year immediately preceding the date of termination) plus (ii) an amount equal to the greater of (A) the bonus payable to the Executive for the year in which the date of termination occurs (provided that if the Executive’s bonus for such year has not been determined as of the date of termination, then the amount of the bonus shall be determined as if the Executive earned 100% of the target bonus for such year, to the extent a target bonus exists) or (B) the bonus paid to the Executive for the year immediately preceding the year in which the date of termination occurs. This amount shall be paid within five business days after the Release (defined in paragraph 22) becomes effective and enforceable but in no event later than 60 days after the date of termination.

(4)	Should the Executive timely elect to continue coverage under a group health insurance plan sponsored by the Company or one of its Affiliates and timely make the premium payments, reimburse Executive on a monthly basis for the cost of continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 or other applicable law (“COBRA”) for Executive and any eligible dependents until the earlier of (A) the date Executive is no longer entitled to continuation coverage under COBRA or (B) for 12 months after the date of termination. The first reimbursement shall not be paid before five business days after the Release (defined in paragraph 22) becomes effective and enforceable.

(5)	All stock options and other incentive awards held by the Executive will become fully vested and immediately exercisable and all restrictions on any restricted stock held by the Executive will be removed.

(i)	Return of Confidential Information and Company Property. Upon termination of the Executive’s employment for any reason, the Executive shall immediately return all Confidential Information and other Company property to the Company.

(j)	Change in Control. For purposes of this Agreement, “Change in Control” shall mean the first to occur of any of the following events:

(i)	Any “person” or “group (as such terms are used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 35% of the total voting power of the outstanding voting stock of the Company; for purposes of this subparagraph (i) the following acquisitions will not constitute a Change in Control: any acquisition by the Company or any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company;

(ii)

The Company is merged with or into or consolidated with another Person and, immediately after giving effect to the merger or consolidation, one or both of the following occurs: (a) less than 50% of the total voting power of the outstanding voting stock of the surviving or resulting Person is then “beneficially owned” (within the meaning of Rule 13d-3 under the

Exchange Act) in the aggregate by the stockholders of the Company immediately prior to such merger or consolidation, and (b) the individuals who were members of the Board immediately prior to the execution of the agreement providing for the merger or consolidation do not constitute at least a majority of the members of the board of directors of the surviving or resulting Person;

(iii)	The Company sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of the Company assets (either in one transaction or a series of related transactions) (other than transfers to an entity or entities controlled by the Company);

(iv)	individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose (1) election, (2) appointment or (3) nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for purposes of this definition, any such individual whose initial assumption of office occurs as a result of an actual or publicly threatened election contest with respect to the election or removal of directors or other actual or publicly threatened solicitation of proxies or consents by or on behalf of a person or group other than the Board; or

(v)	a complete liquidation or dissolution of the Company.

11. Code Section 409A. The severance pay and severance benefits provided under this Agreement are intended to be exempt from Internal Revenue Code Section 409A (“Code Section 409A”) and any ambiguous provision will be construed in a manner that is compliant with or exempt from the application of Code Section 409A. In particular, the severance pay and benefits are intended to constitute a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4), a payment or benefit described in paragraphs (b)(9)(iv) and (v) of Treasury Regulation Section 1.409A-1, and/or severance pay due to involuntary separation from service under Treasury Regulation Section 1.409A-1(b)(9)(iii). If a provision of the Agreement would result in the imposition of an applicable tax under Code Section 409A, the parties agree that such provision shall be reformed to the extent permissible under Code Section 409A to avoid imposition of the applicable tax, with such reformation effected in a manner that has the most favorable tax result to the Executive. Notwithstanding any provision in this Agreement to the contrary, if (a) the Executive is a “specified employee,” as such term is defined in Code Section 409A and the regulations thereunder and (b) any payment due under this Agreement is subject to Code Section 409A and is required to be delayed under Code Section

409A because the Executive is a specified employee, that payment shall be payable on the earlier of (i) the first business day that is six months after the Executive’s Separation from Service, (ii) the date of the Executive’s death, or (iii) the date that otherwise complies with the requirements of Code Section 409A. This paragraph shall be applied by accumulating all payments that otherwise would have been paid within six months of the Executive’s Separation from Service and paying such accumulated amounts on the earliest business day which complies with the requirements of Code Section 409A. For purposes of determining the identity of specified employees, the Company may establish procedures as it deems appropriate in accordance with Code Section 409A. For purposes of Code Section 409A, each payment amount or benefit due under this Agreement will be considered a separate payment and the Executive’s entitlement to a series of payments or benefits under this Agreement is to be treated as an entitlement to a series of separate payments. With respect to any reimbursements that are nonqualified deferred compensation subject to Code Section 409A, (i) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (ii) the reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred and (iii) the right to reimbursement shall not be subject to liquidation or exchange for any other benefit. For purposes of this Agreement, “Separation from Service” means separation from service (within the meaning of Code Section 409A and the regulations and other guidance promulgated thereunder) with the group of employers that includes the Company and each of its “409A Affiliates.” For this purpose, “409A Affiliate” means any incorporated or unincorporated trade or business or other entity or person, other than the Company, that along with the Company is considered a single employer under Internal Revenue Code Section 414(b) or Internal Revenue Code Section 414(c), but (i) in applying Internal Revenue Code Section 1563(a)(1), (2), and (3) for the purposes of determining a controlled group of corporations under Internal Revenue Code Section 414(b), the phrase “at least 50 percent” shall be used instead of the phrase “at least 80 percent” in each place the phrase “at least 80 percent” appears in Internal Revenue Code Section 1563(a)(1), (2), and (3), and (ii) in applying Treasury Regulation Section 1.414(c)-2 for the purposes of determining trades or businesses (whether or not incorporated) that are under common control for the purposes of Internal Revenue Code Section 414(c), the phrase “at least 50 percent” shall be used instead of the phrase “at least 80 percent” in each place the phrase “at least 80 percent” appears in Treasury Regulation Section 1.414(c)-2.

12. Assistance with Claims. The Executive agrees that, for the period beginning on the Effective Date, and continuing for a reasonable period after the termination or expiration of this Agreement for any reason, the Executive will assist the Company in the defense of any claims that may be made against the Company and will assist the Company in the prosecution of any claims that may be made by the Company, to the extent such claims may relate to services performed by the Executive for the Company. The Executive agrees to promptly inform the Company if the Executive becomes aware of any lawsuits or potential claims that may be filed against the Company. For all assistance occurring after termination of the Executive’s employment by the Company, the Company agrees to provide reasonable compensation to the Executive for such assistance. The Executive also agrees to promptly inform the Company if asked to assist in any investigation of the Company (or its actions) that may relate to services performed by the Executive for the Company, regardless of whether a lawsuit has been filed against the Company with respect to such investigation.

13. Successors and Assigns. The Company will require any successor (whether direct or indirect) to all or substantially all of the business and assets of the Company (“Successor”) or any corporation which becomes the ultimate parent corporation of the Company or any such Successor to expressly assume and agree in writing satisfactory to the Executive to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place; provided, however, that express assumption shall not be required where this Agreement is assumed by operation of law. After the death or disability of the Executive, all his rights hereunder shall inure to the benefit of, and be enforceable by, his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. Except as otherwise provided herein, the Executive’s rights and obligations may not be assigned without the prior written consent of the Company.

14. Governing Law; Venue; Jury-Trial Waiver. The Company (including for this purpose each of the Company’s Affiliates) and the Executive (i) agree that this Agreement is governed by and shall be construed and enforced in accordance with Texas law, excluding its choice-of-law principles, except where federal law may preempt the application of state law; (ii) submit and consent to the exclusive jurisdiction, including removal jurisdiction, of the state and federal courts located in Harris County, Texas (or the county where the Company’s principal executive offices are located if different) for any action or proceeding relating to this Agreement or Executive’s employment; (iii) waive any objection to such venue; (iv) agree that any judgment in any such action or proceeding may be enforced in other jurisdictions; and (v) irrevocably waive the right to trial by jury and agree not to ask for a jury in any such proceeding.

15. Notice. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective: (i) upon delivery, if delivered in person; (ii) upon delivery to Federal Express or other similar courier service, marked for next day delivery, addressed as set forth below; (iii) upon deposit in United States Mail if sent by registered or certified mail, return receipt requested, addressed as set forth below; or (iv) upon being sent by facsimile transmission, provided an original is mailed the same day by registered or certified mail, return receipt requested:

If to the Company:	Halcón Resources Corporation
1000 Louisiana, Suite 6700
Houston, TX 77002
Attn: Chief Executive Officer
Fax No. (832) 538-0220

If to the Executive:	Joseph S. Rinando, III

16. Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any one or more of the provisions of this Agreement shall not affect the validity and enforceability of the other provisions.

17. Dodd-Frank Act and Other Applicable Law Requirements. The Executive agrees (i) to abide by any compensation recovery, recoupment, anti-hedging or other policy applicable to executives of the Company and its Affiliates, as may be in effect from time to time, as approved by the Board or a duly authorized committee thereof or as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”) or other applicable law, and (ii) that the terms and conditions of this Agreement shall be deemed automatically amended as may be necessary from time to time to ensure compliance by the Executive and this Agreement with such policies, the Dodd-Frank Act, or other applicable law.

18. Entire Agreement. This Agreement contains the entire agreement and understanding by and between the Company and the Executive with respect to the employment of the Executive, and no representations, promises, agreements, or understandings, written or oral, not contained herein shall be of any force or effect. No waiver of any provision of this Agreement shall be valid unless it is in writing and signed by the party against whom the waiver is sought to be enforced. No valid waiver of any provision of this Agreement at any time shall be deemed a waiver of any other provision of this Agreement at such time or any other time.

19. Modification. No amendment, alteration or modification to any of the provisions of this Agreement shall be valid unless made in writing and signed by both parties. Notwithstanding the previous sentence, the Company may amend or modify this Agreement in its sole discretion at any time without the further consent of the Executive in any manner necessary to comply with applicable law and regulations, including without limitation the Dodd-Frank Act and the regulations thereunder, or the listing or other requirements of any stock exchange upon which the Company or an Affiliate is listed.

20. Paragraph Headings. The paragraph headings have been inserted for convenience only and are not to be considered when construing the provisions of this Agreement.

21. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.

22. Release of Claims. The Executive shall not be entitled to receive the severance pay and benefits under paragraph 10(g)(3) and (4) or 10(h)(3) and (4), as applicable, unless (a) the Executive executes and returns to the Company a “Release” (as defined below) on or before the 50th day following the date of termination or such shorter time as may be prescribed in the

Release, (b) such Release shall not have been timely revoked by the Executive and (c) the date of termination constitutes a Separation from Service, and provided further, however, that if the Executive violates his continuing obligations under paragraph 5, 6, 7 or 8, the Executive shall not be entitled to receive such severance pay or benefits and the Executive shall immediately repay to the Company upon written demand any severance pay or benefits that already have been paid to the Executive. For purposes of this Agreement, “Release” means a waiver and release of claims by the Executive in the form prescribed by the Company, which form may include an agreement by the Executive not to disparage the Company, its Affiliates, and other related persons or entities, but which form shall not include a release and waiver of claims for (i) indemnification or for coverage under officer and director liability policies, if applicable, (ii) claims with respect to the reimbursement of business expenses or with respect to benefits which are in each case to continue in effect after termination or expiration of this Agreement in accordance with the terms of this Agreement, (iii) claims he may have as a holder of options to acquire equity securities of the Company (which shall be governed by the documents by which Executive was granted such options) and (iv) claims he may have as a stockholder of the Company.

23. Definition of “Affiliate.”. For purposes of this Agreement, “Affiliate” means the Company and any other entity that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company.

IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement on the day and year first above written.

“COMPANY”		“EXECUTIVE”
HALCÓN RESOURCES CORPORATION

By:	/s/ Stephen P. Smiley	/s/ Joseph S. Rinando, III
	Stephen P. Smiley	Joseph S. Rinando, III
Chairman of the Compensation Committee

EXHIBIT A

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